Exhibit 107

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

PowerSchool Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$4,006,932,670.80 (1)	0.00014760	$591,423.27 (2)

Fees Previously Paid			$0.00

Total Transaction Valuation	$4,006,932,670.80

Total Fees Due for Filing			$591,423.27

Total Fees Previously Paid			$0.00

Total Fee Offsets			$591,423.27 (3)

Net Fee Due			$0.00

(1)

Aggregate number of securities to which transaction applies: As of June 6, 2024, the maximum number of shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) to which this transaction applies is estimated to be 175,742,661, which consists of (1) 166,088,147 shares of Class A Common Stock entitled to receive the per share merger consideration of $22.80; (2) 8,270,817 shares of Class A Common Stock underlying the outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $22.80; (3) 845,898 shares of Class A Common Stock underlying the outstanding market share units, which may be entitled to receive the per share merger consideration of $22.80; and (4) 537,799 shares of Class A Common Stock underlying the outstanding performance share units, which may be entitled to receive the per share merger consideration of $22.80.

(2)

Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (a) 166,088,147 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) were issued and outstanding entitled to receive the per share merger consideration, multiplied by the per share merger consideration of $22.80, plus (b) the product of 8,270,817 shares of Class A Common Stock underlying the outstanding restricted stock units and the per share merger consideration of $22.80; plus (c) the product of 845,898 shares of Class A Common Stock underlying the outstanding market share units and the per share merger consideration of $22.80; and plus (d) the product of 537,799 shares of Class A Common Stock underlying the outstanding performance share units and the per share merger consideration of $22.80. In accordance with Rule 0-11 of the Exchange Act, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00014760.

(3)	PowerSchool Holdings, Inc. previously paid $591,423.27 upon the filing of its Preliminary Information Statement on Schedule 14C on July 23, 2024, in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	PowerSchool Holdings, Inc.	PREM14C	001-40684	July 23, 2024		$591,423.27

Fee Offset Sources	PowerSchool Holdings, Inc.	PREM14C	001-40684		July 23, 2024		$591,423.27 (3)

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